SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 15

 Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under
         Sections 13 and 15(d) of the Securities Exchange Act of 1934.


                         Commission File Number: 0-22417


                             WASTE INDUSTRIES, INC.
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             (Exact name of registrant as specified in its charter)

   3301 Benson Drive, Suite 601, Raleigh, North Carolina 27609 (919) 325-3000
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  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                           Common Stock, no par value
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           (Title of each class of securities governed by this Form)

                                      None
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  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)      [ X ]         Rule 12h-3(b)(1)(i)        [ X ]
         Rule 12g-4(a)(1)(ii)     [   ]         Rule 12h-3(b)(1)(ii)       [   ]
         Rule 12g-4(a)(2)(i)      [   ]         Rule 12h-3(b)(2)(i)        [   ]
         Rule 12g-4(a)(2)(ii)     [   ]         Rule 12h-3(b)(2)(ii)       [   ]
                                                Rule 15d-6                 [   ]

         Approximate number of holders of record as of the certification or notice date: 1

         Pursuant to the requirements of the Securities Exchange Act of 1934, WASTE INDUSTRIES, INC., has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE: April 23, 2001                  BY: /s/ Lonnie C. Poole, Jr.
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                                          Lonnie C. Poole, Jr., Chairman and CEO